FOR IMMEDIATE RELEASE

BOEING COMPANIES ASSESSED $236 MILLION IN PUNITIVE DAMAGES BY JURY

Punitive Damage Award Brings Expected Total Judgment In Favor of ICO Global Communications to Approximately $707 million

Reston, VA., (Business Wire) October 31, 2008 - A Los Angeles Superior Court jury today awarded ICO Global Communications (Holdings) Limited (NASDAQ: ICOG) $236 million in punitive damages in its case versus The Boeing Company and its Boeing Satellite Services International subsidiary (collectively, “Boeing”) (NYSE: BA). Today’s award is in addition to the at least $371 million awarded last week when the jury found Boeing liable for fraud, tortious interference, and breach of contract. In addition, the Court will determine the amount of pre-judgment interest to be added to the award, which ICO expects to be approximately $100 million. The total expected judgment to be entered against Boeing in favor of ICO is approximately $707 million.

“We appreciate the sacrifices made by the jury in performing their civic duty over this lengthy trial,” commented J. Timothy Bryan, chief executive officer for ICO. “ICO’s attention now turns to collecting all of the damages awarded, including all of the substantial post judgment interest which will accrue to ICO from the date of the judgment should Boeing pursue an appeal.”

Case number BC320115 was initially filed in Los Angeles Superior Court in August 2004. The trial began on June 16, 2008. Case information can be found at www.lasuperiorcourt.org.

ICO will host a conference call to discuss the outcome of this case and the findings by the jury on November 3, 2008 at 2:30 pm Eastern Time. The call in number is 800-798-2801 (international 617-614-6205), access code 44147261.

About ICO

ICO Global Communications (Holdings) Limited is a satellite communications company developing an advanced next-generation hybrid media system, combining both satellite and terrestrial communications capabilities. ICO G1 is capable of supporting wireless voice, data, and/or Internet services throughout the United States on mobile and portable devices. ICO is deploying a mobile interactive media service known as ICO mim™.  ICO mim will combine ICO’s unique interactive satellite capability with nationwide coverage to deliver a new level of navigation, enhanced roadside assistance and the ultimate mobile video experience, including 10-15 live channels of premium television content.  ICO is based in Reston, Virginia. For more information, visit www.ico.com.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the jury verdict for ICO’s claims against BSSI and Boeing. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from our expected results. These risks include, but are not limited to, the fact that the court could modify the verdict under certain circumstances, the fact that the Court must determine the amount of pre-judgment interest, the fact that the jury’s verdict is subject to appeal by BSSI and Boeing, and the fact that receipt of the award is subject to collection from BSSI and Boeing. More information about risks is contained in ICO's most recent Annual Report on Form 10-K and its other filings with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release speak as of the date hereof, and ICO undertakes no obligation to revise or update any forward-looking statements for any reason.

Contact:
Christopher Doherty
ICO Global Communications
703-964-1414
christopher.doherty@ico.com

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